Registration No. 333-

As filed with the Securities and Exchange Commission on February 20, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PEMSTAR INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1771227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3535 Technology Drive, N.W.

Rochester, Minnesota 55901

(Address of Principal Executive Officer, including Zip Code)

(Full Title of Plan)

Allen J. Berning

Pemstar Inc.

3535 Technology Drive, N.W.

Rochester, Minnesota 55901

(507) 280-2385

(Name and Address of Agent for Service)

Copy to:

Timothy S. Hearn, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 340-7802

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.01 par value per share	500,000 shares	$4.22	$2,110,000	$268

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price has been calculated as follows: the purchase price with respect to 500,000 shares that are being registered herein but remain unissued is based upon the average of the high and low prices of the registrant’s Common Stock traded on the Nasdaq Stock Market as reported on the consolidated reporting system on February 17 2004 (date within 5 business days of filing date).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Pemstar Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as amended;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, as amended, September 30, 2003, as amended, and December 31, 2003;

(c)	the Company’s Current Reports on Form 8-K filed on July 7, 2003, August 7, 2003, August 20, 2003, October 28, 2003, January 9, 2004 and January 28, 2004; and

(d)	the description of the Company’s Common Stock, par value $0.01 per share, as contained in Item 1 of the Registration Statement on Form 8-A filed on August 2, 2000, including Amendment No. 1 to that Form 8-A filed on July 29, 2002 and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes, Chapter 302A. Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such persons complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

Article 7 of our articles of incorporation, as amended, provides that our directors are not liable for monetary damages except for liability (i) for a breach of loyalty to Pemstar or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 302A.559 or Minnesota Statutes 80A.23, (iv) for a transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to June 16, 2000. Section 3.14 of our bylaws provides that Pemstar will indemnify its directors and officers in the manner and to the extent provided by law.

In addition, Article 7 provides that, if the Minnesota Business Corporation Act is amended to eliminate or limit a director’s liability, then the directors shall have not liability (or the director’s liability will be so limited) to the fullest extent permitted. No repeal of the provisions of Article 7, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director existing at the time of such repeal or modification.

The Company also maintains an insurance policy or policies to assist in funding indemnification of directors and officers of the Company for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-75284)).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-37162)).

4.3	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-37162)).

4.4	Rights Agreement, dated as of August 11, 2000, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s registration Statement on Form S-3 (File No. 333— 75284)).

4.5	Amended and Restated Rights Agreement Amendment dated May 8, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A filed on July 29, 2002).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (previously filed)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of Minnesota, on February 20, 2004.

PEMSTAR INC.

By:	/s/ Allen J. Berning

Allen J. Berning Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 20, 2004.

/s/ Allen J. Berning Allen J. Berning	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Gregory S. Lea Gregory S. Lea	Chief Financial Officer and Director (principal financial officer)

* Thomas A. Burton	Director

* Kenneth E. Hendrickson	Director

* Bruce M. Jaffee	Director

* Michael Odrich	Director

Wolf Michael	Director

/s/ Larry R. Degen Larry R. Degen	Vice President, Principal Accounting Officer (principal accounting officer)

*By:	/s/ Allen J. Berning	Chairman, Chief Executive Officer and Director

Allen J. Berning Attorney-in-Fact

Exhibit Index to

Form S-8

Pemstar Inc.

Exhibit Number	Description

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-75284)).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-37162)).

4.3	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-37162)).

4.4	Rights Agreement, dated as of August 11, 2000, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s registration Statement on Form S-3 (File No. 333—75284)).

4.5	Amended and Restated Rights Agreement Amendment dated May 8, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A filed on July 29, 2002).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).